Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Jennifer Eaton - Corp. Communications	216/896-2895	After hours: 216/407-6165
jeaton@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

PARKER POSTS FISCAL SECOND QUARTER RESULTS

Cleveland, Ohio: January 18, 2005 – Parker Hannifin Corporation (NYSE: PH) today reported fiscal second-quarter net income of $171.1 million, or $1.41 cents per diluted share, on sales of $1.94 billion for the period ended December 31, 2004, compared to net income of $55.8 million, or 47 cents per diluted share on sales of $1.59 billion in the same period last year. The current-quarter results include 47 cents per diluted share related to the operations and sale of the company’s Wynn Oil specialty chemicals business, which was divested on December 31, 2004, and is now reflected on the company’s financial statements as discontinued operations.

The company again reported strong cash from operations in the first half of fiscal 2005 of $352.1 million, or 9.1 percent of sales, compared with $371.2 million, or 11.8 percent of sales in the prior year.

“We are very pleased with our second quarter results, particularly with our 22 percent sales growth, doubling net income from continuing operations, and strong cash flow,” said Parker Chairman and CEO Don Washkewicz. “We’re still in the early stages of a broad-based, worldwide industrial recovery and we’re continuing to see positive results in nearly all of the end markets we serve, notably the recent uptick in Aerospace.”

Second Quarter Segment Results

In the North American Industrial segment, operating income improved 105 percent to $99.9 million on sales of $819.2 million. International Industrial units increased operating income 108 percent to $61.6 million on sales of $583.2 million.

In the company’s Climate & Industrial Controls segment, second-quarter sales increased 22 percent to $176.5 million and operating income decreased 15 percent to $8.9 million. The decline in operating income is primarily the result of a slowdown in production schedules in the automotive market.

Aerospace reported an increase in operating income of 42 percent to $49.5 million on sales of $327.0 million.

In the “Other” segment, comprised of Astron metal buildings, operating income was $4.7 million on sales of $37.0 million.

Year-to-Date Results

For the first six months of fiscal 2005, the company’s net income increased 170 percent to $303.9 million, or $2.52 per diluted share ($2.03 from continuing operations) on sales of $3.86 billion. Net income for the first six months of last year was $112.5 million, or 95 cents per diluted share on sales of $3.16 billion.

Outlook

The company estimates earnings per share for the third quarter of fiscal 2005 to be between $1.10 and $1.30 per diluted share. Fiscal 2005 full-year earnings are estimated to be between $4.75 and $5.15 per diluted share, which includes 49 cents per diluted share from discontinued operations.

“Our Win Strategy continues to drive sales and margin growth and we’re staying focused on executing those initiatives,” adds Washkewicz. “The results we’ve seen in the first half of the year, combined with the continued positive trends in monthly order rates, give us confidence that we will deliver our projected results for the remainder of the year.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales of more than $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 48 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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CONSOLIDATED BALANCE SHEET

(Unaudited)	December 31,
(Dollars in thousands)	2004	2003
Assets
Current assets:
Cash and cash equivalents	$116,861	$138,047
Accounts receivable, net	1,158,785	898,219
Inventories	1,119,993	984,493
Prepaid expenses	42,070	37,302
Deferred income taxes	115,187	101,718

Total current assets	2,552,896	2,159,779
Plant and equipment, net	1,667,789	1,626,889
Goodwill	1,464,322	1,117,936
Intangible assets, net	205,085	60,542
Other assets	791,002	757,883
Net assets of discontinued operations		55,488

Total assets	$6,681,094	$5,778,517

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$81,082	$36,154
Accounts payable	490,134	435,883
Accrued liabilities	535,755	437,111
Accrued domestic and foreign taxes	98,907	86,776

Total current liabilities	1,205,878	995,924
Long-term debt	988,828	975,223
Pensions and other postretirement benefits	828,423	937,697
Deferred income taxes	85,436	15,091
Other liabilities	185,127	150,309
Shareholders’ equity	3,387,402	2,704,273

Total liabilities and shareholders’ equity	$6,681,094	$5,778,517

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Six months ended December 31,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$303,910	$112,462
Net (income) from discontinued operations	(59,524)	(4,581)
Depreciation and amortization	132,106	127,139
Net change in receivables, inventories, and trade payables	(4,593)	136,660
Net change in other assets and liabilities	(28,384)	3,384
Other, net	8,644	(3,878)

Net cash provided by operating activities	352,159	371,186

Cash flows from investing activities:
Acquisitions (net of cash of $2,522 in 2004)	(486,980)	(6,877)
Capital expenditures	(78,877)	(69,921)
Proceeds from sale of business	120,000
Other, net	20,090	12,290

Net cash (used in) investing activities	(425,767)	(64,508)

Cash flows from financing activities:
Net proceeds from common share activity	20,255	32,551
Net proceeds from (payments of) debt	42,886	(408,972)
Dividends	(45,065)	(44,437)

Net cash provided by (used in) financing activities	18,076	(420,858)

Net cash (used in) provided by discontinued operations	(16,199)	5,135

Effect of exchange rate changes on cash	4,745	1,242

Net (decrease) in cash and cash equivalents	(66,986)	(107,803)
Cash and cash equivalents at beginning of period	183,847	245,850

Cash and cash equivalents at end of period	$116,861	$138,047

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2004

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended December 31,		Six months ended December 31,
(Dollars in thousands except per share amounts)	2004	2003	2004	2003
Net sales	$1,942,887	$1,593,340	$3,862,855	$3,155,445
Cost of sales	1,546,357	1,313,802	3,056,756	2,596,684

Gross profit	396,530	279,538	806,099	558,761
Selling, general and administrative expenses	220,846	183,524	417,980	358,441
Other income (deductions):
Interest expense	(17,288)	(17,267)	(33,504)	(39,018)
Interest and other (expense), net	1,618	(760)	(9,229)	(2,396)

	(15,670)	(18,027)	(42,733)	(41,414)

Income from continuing operations before income taxes	160,014	77,987	345,386	158,906
Income taxes	46,161	24,493	101,000	51,025

Income from continuing operations	113,853	53,494	244,386	107,881
Discontinued operations	57,274	2,277	59,524	4,581

Net income	$171,127	$55,771	$303,910	$112,462

Earnings per share:
Basic earnings per share from continuing operations	$.96	$.46	$2.06	$.92
Discontinued operations	.48	.01	.50	.04

Basic earnings per share	$1.44	$.47	$2.56	$.96

Diluted earnings per share from continuing operations	$.94	$.45	$2.03	$.91
Discontinued operations	.47	.02	.49	.04

Diluted earnings per share	$1.41	$.47	$2.52	$.95

Average shares outstanding during period - Basic	118,899,161	117,490,153	118,593,863	117,196,923
Average shares outstanding during period - Diluted	121,122,955	119,003,881	120,417,493	118,386,575

Cash dividends per common share	$.19	$.19	$.38	$.38

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)	Three Months Ended December 31,		Six months ended December 31,
(Dollars in thousands)	2004	2003	2004	2003
Net sales
Industrial:
North America	$819,243	$685,412	$1,651,581	$1,353,189
International	583,221	441,445	1,132,194	863,269
Aerospace	326,961	289,792	658,095	574,423
Climate & Industrial Controls	176,506	144,698	341,976	300,648
Other	36,956	31,993	79,009	63,916

Total	$1,942,887	$1,593,340	$3,862,855	$3,155,445

Segment operating income
Industrial:
North America	$99,862	$48,837	$219,671	$91,882
International	61,615	29,619	128,088	60,951
Aerospace	49,540	34,837	100,834	72,322
Climate & Industrial Controls	8,911	10,459	24,728	27,973
Other	4,744	983	11,517	3,158

Total segment operating income	$224,672	$124,735	$484,838	$256,286
Corporate general and administrative expenses	30,616	25,087	55,971	48,006

Income from continuing operations before interest expense and other	194,056	99,648	428,867	208,280
Interest expense	17,288	17,267	33,504	39,018
Other expense	16,754	4,394	49,977	10,356

Income from continuing operations before income taxes	$160,014	$77,987	$345,386	$158,906

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.